Exhibit 99.2

ARCA Now Doing Business as JanOne,

Trades Under New Nasdaq Ticker Symbol JAN

Legacy Businesses Continue to Operate under Existing Names and Do Business as Usual

Las Vegas, NV (September 11, 2019) —Appliance Recycling Centers of America, Inc. (NASDAQ: JAN) today announced that, on September 10, 2019, the company has been renamed JanOne Inc. and, effective this morning, now trades under the ticker symbol JAN, with a new CUSIP number (47089W 104). The company previously announced on September 5 that it was changing its name and broadening its business perspectives to include innovative solutions to the opioid epidemic, with a focus on developing non-addictive painkillers. The company will continue to operate its legacy businesses in the ordinary course. The company’s former symbol, ARCI, has been discontinued.

The company’s new name, JanOne, expresses the start of a new day in the fight against the opioid epidemic. January One is the first day of a New Year – a day of optimism, resolution, and hope. JanOne affirms the company’s strategic commitment to fresh thinking and innovative means to assist in ending the worst drug crisis in our nation’s history.

About JanOne

JanOne, formerly Appliance Recycling Centers of America, Inc., and subsidiaries, is a unique Nasdaq-listed company that recently re-positioned and broadened its business perspectives to combat the opioid crisis through innovative solutions such as developing revolutionary, non-addictive painkillers. The re-positioning is intended to open up significant new business opportunities while drawing private-sector resources into an urgent public health crisis. The company continues to operate its legacy businesses – ARCA Recycling and GeoTraq – under their current brand names. JanOne’s subsidiary, ARCA Recycling, recycles household appliances by providing turnkey recycling and replacement services for utilities and other sponsors of energy efficiency programs. JanOne’s subsidiary GeoTraq engages in the development, design and, ultimately, expected sale of Mobile IoT modules.

Contact:

Amy Rosen

Rubenstein PR

Tel: 212-805-3023

Email: arosen@rubensteinpr.com